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                                                                   Exhibit 10.04

                          WEST TELESERVICES CORPORATION

To:    Mike Sturgeon

From:  Tom Barker

Date:  December 8, 1999

Re:    2000 Compensation Plan
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The compensation plan for 2000 while you are employed as Executive Vice-
President of Sales and Marketing for West TeleServices Corporation is outlined below:

1. Your base salary will be $190,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services through the date of your actual termination per your Employment Agreement. This will be reviewed on an annual basis and revised, if necessary in accordance with the consumer price index.

2. You will be eligible to receive a monthly performance bonus based on 2000 revenue growth. This monthly bonus will be calculated by multiplying year-to-date revenue growth times the incentive factors indicated below. A negative calculation at the end of any given month will result in a loss carry forward to be applied to the next monthly bonus calculation. All bonuses will be paid within 30 days of the end of the month.

          1999 Revenue Growth    Compensation Rate Factor
          -------------------    ------------------------
          0 - $100 million                   .002
          $100 million +                     .0045


3. You will be eligible to receive an additional one-time bonus of $50,000.00 if WTSC consolidated revenue for 2000 is at least $675 million. Revenue derived from acquisitions or marketing services related programs will not be considered when calculating revenue for this bonus. If earned, this bonus will be paid within thirty (30) days after 12/31/2000 financials are prepared, but no later than 02/26/2001.

                    /s/ Mike Sturgeon
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                    Employee - Mike Sturgeon